Exhibit 10.5
Execution Version

FIRST AMENDMENT TO THE
FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FIRST AMENDMENT TO THE FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Amendment”), dated as of September 5, 2014, is by and among (i) Asian Coast Development (Canada) Ltd., a British Columbia corporation (the “Company”), (ii) Harbinger II S.à r.l., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger China Dragon Intermediate Fund, L.P., (iii) PNK Development 18, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (such subsidiary, “Pinnacle”) and (iv) PNK Development 31, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., and is being entered into in order to amend the Fourth Amended and Restated Shareholders Agreement, dated as of June 11, 2014, by and among the aforementioned parties (the “Shareholders Agreement”).

WHEREAS:

A.
The Company, Harbinger II S.à r.l., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. propose to enter into a Loan Agreement (the “September 2014 Loan Agreement”); and

B.
The parties wish to amend the Shareholders Agreement to, inter alia, provide Pinnacle with lookback protection with respect to loan advances made by or for and behalf of Harbinger II S.à r.l. to the Company under the September 2014 Loan Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Shareholders Agreement.
2.    Amendments to the Shareholders Agreement.

(a)	Section 6.1(a)(vi) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) issue or sell any capital stock of any class or series or any other securities of the Company, or issue or grant any warrants, rights or options, or securities that are exchangeable for, or convertible into, shares of the Company’s capital stock, except for security issuances resulting from rights granted as of the date hereof or contemplated herein (including without limitation, (A) the grant or exercise of (1) the Pinnacle Option, (2) the Backstop Warrants, (3) the May 2013 Minimum Warrants, (4) the Alternate May 2013 Warrants, (5) the November 2013 Warrants, (6) the Alternate November 2013 Warrants, (7) the Alternate November 2013 Common Share Warrants, (8) the January 2014 Warrants, (9) the Alternate January 2014 Warrants, (10) the Alternate January 2014 Common Share Warrants, (11) the April 2014 Warrants, (12) the Alternate April 2014 Warrants (13) the Alternate April 2014 Common Share Warrants, (14) the Pinnacle Backstop Warrants or Alternate Backstop Warrants, (15) the September 2014 Warrants, or (16) the Alternate September 2014 Warrants, (B) top-up issuances pursuant to the 2011 Harbinger Subscription Agreement or the Pinnacle Subscription Agreement, (C) the exercise of options or warrants outstanding as of the date hereof), or (D) the conversion of convertible securities outstanding as of the date hereof);”

(b)	Section 6.7 (Related Provisions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:
“(a)     In case the Company shall propose (i) to pay any dividend, make any interest payment or other payment or distribution in respect of any Additional Backstop Warrants, Backstop Common Shares, May 2013 Minimum Warrants, May 2013 Common Shares, November 2013 Advances, November 2013 Warrants, November 2013 Common Shares, January 2014 Advances, January 2014 Warrants, January 2014 Common Shares, April 2014 Advances, April 2014 Warrants, April 2014 Common Shares, September 2014 Advances, September 2014 Warrants or Common Shares, in cash or in any form other than additional Securities (excluding interest accruals contemplated by the November 2013 Loan Agreement, the January 2014 Loan Agreement, the April 2014 Loan Agreement and the September 2014 Loan Agreement), (ii) any repurchase, retirement, redemption, prepayment, refinancing, exchange, conversion or other similar action with respect to any Additional Backstop Warrants, Backstop Common Shares, May 2013 Minimum Warrants, May 2013 Common Shares, November 2013 Advances, November 2013 Warrants, November 2013 Common Shares, January 2014 Advances, January 2014 Warrants, January 2014 Common Shares, April 2014 Advances, April 2014 Warrants, April 2014 Common Shares, September 2014 Advances, September 2014 Warrants or Common Shares, (iii) to effect any reclassification or capital reorganization, (iv) to effect any consolidation, merger or sale, organic change, transfer or other disposition of all or substantially all of its property, assets or business, or (v) to effect the liquidation, dissolution or winding up of the Company, then in each such case, at least twenty (20) Business Days before such action, the Company shall deliver to Pinnacle a written notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, interest or other payment or distribution or rights, or the date on which such repurchase, retirement, redemption, prepayment, refinancing, exchange, conversion or other similar action, reclassification, reorganization, consolidation, merger, sale, organic change, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of any Additional Backstop Warrants, Backstop Common Shares, May 2013 Minimum Warrants, May 2013 Common Shares, November 2013 Advances, November 2013 Warrants, November 2013 Common Shares, January 2014 Advances, January 2014 Warrants, January 2014 Common Shares, April 2014 Advances, April 2014 Warrants, April 2014 Common Shares, September 2014 Advances, September 2014 Warrants or Common Shares, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on any Additional Backstop Warrants, Backstop Common Shares, May 2013 Minimum Warrants, May 2013 Common Shares, November 2013 Advances, November 2013 Warrants, November 2013 Common Shares, January 2014 Advances, January 2014 Warrants, January 2014 Common Shares, April 2014 Advances, April 2014 Warrants, April 2014 Common Shares, September 2014 Advances, September 2014 Warrants or Common Shares.
(b)    In case Harbinger or its Entity Affiliates shall propose to sell, transfer or otherwise dispose of all or a portion of its Additional Backstop Warrants, Backstop Common Shares, May 2013 Minimum Warrants, May 2013 Common Shares, November 2013 Advances, November 2013 Warrants, November 2013 Common Shares, January 2014 Advances, January 2014 Warrants, January 2014 Common Shares, April 2014 Advances, April 2014 Warrants, April 2014 Common Shares, September 2014 Advances, or September 2014 Warrants, then in each such case, at least twenty-five (25) Business Days before such action, Harbinger shall deliver to Pinnacle a written notice of such proposed action. This twenty-five (25) Business Day notice period shall run concurrently with the time periods set forth in the various Transfer related provisions set forth in Article 3.
(c)    The Company shall take all such action as may reasonably be required to give effect to any purchase and assignment undertaken in accordance with Sections 6.5, 6.6, 6.9, 6.10, 6.11, 6.11.1, 6.12, 6.13 or 6.14 of the relevant Additional Backstop Warrants, the Backstop Common Shares, the relevant May 2013 Minimum Warrants, the May 2013 Common Shares, the November 2013 Loan Agreement, the relevant November 2013 Advances, November 2013 Warrants, the November 2013 Common Shares, the January 2014 Loan Agreement, the relevant January 2014 Advances, January 2014 Warrants, the January 2014 Common Shares, the April 2014 Loan Agreement, the relevant April 2014 Advances, April 2014 Warrants, the April 2014 Common Shares, the September 2014 Loan Agreement, the relevant September 2014 Advances and the September 2014 Warrants.

(d)    For purposes of clarity, Pinnacle’s right to acquire Backstop Assets, May 2013 Assets, November 2013 Assets, November 2013 Common Share Assets, January 2014 Assets, January 2014 Common Share Assets, April 2014 Assets, April 2014 Common Share Assets and September 2014 Assets from Harbinger and its Entity Affiliates shall be governed by Section 6.5, Section 6.6, Section 6.7, Section 6.9, Section 6.10, Section 6.11, Section 6.11.1, Section 6.12, Section 6.13, Section 6.14 and not Section 6.2 of this Agreement.”

(c)	The following section is added to Article 6 (Consent Rights and Additional Covenants) of the Shareholders Agreement as the new section 6.11.1 (September 2014 Loan Agreement Lookback Protection):
“Section 6.11.1 September 2014 Loan Agreement Lookback Protection
(a)During the September 2014 Lookback Period, Pinnacle (together with its Entity Affiliates) shall have the right to require each September 2014 Subscriber to assign to Pinnacle up to the September 2014 Proportionate Amount of each September 2014 Advance made by, or for and on behalf of, such September 2014 Subscriber as calculated below in respect of the applicable September 2014 Advance:

(i)up to but not including the First September 2014 Anniversary of the applicable September 2014 Advance, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each September 2014 Subscriber in respect of such September 2014 Advance to assign to Pinnacle up to the September 2014 Proportionate Amount of such September 2014 Advance made by, or for and on behalf of, such September 2014 Subscriber; and
(ii)from the First September 2014 Anniversary of such September 2014 Advance up to and including the Third September 2014 Anniversary of such September 2014 Advance, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each September 2014 Subscriber in respect of such September 2014 Advance to assign to Pinnacle up to the Sliding Proportionate September 2014 Amount of such September 2014 Advance made by, or for and on behalf of, such September 2014 Subscriber. For purposes of this subsection, the “Sliding Proportionate September 2014 Amount” in respect of any particular September 2014 Advance means an amount determined by multiplying (A) the September 2014 Proportionate Amount in respect of such September 2014 Advance by (B) the quotient obtained by dividing (1) the total number of days between (and including) (x) the date of exercise of Pinnacle’s right to purchase the Sliding Proportionate September 2014 Amount in respect of such September 2014 Advance and (y) the Third September 2014 Anniversary of such September 2014 Advance, by (2) seven hundred and thirty (730). Such adjustment to such September 2014 Proportionate Amount in arriving at the Sliding Proportionate September 2014 Amount in respect of such September 2014 Advance shall be referred to as the “Sliding September 2014 Adjustment” in respect of such September 2014 Advance.

(b)Solely for purposes of this Section 6.11.1:

(i)the “September 2014 Proportionate Amount” applicable to an assignment to Pinnacle and its Entity Affiliates pursuant to this Section 6.11.1 of a portion of any particular September 2014 Advance made by, or for and on behalf of, an September 2014 Subscriber shall equal:

(A)twenty-seven percent (27%), multiplied by

(B)	the amount of such September 2014 Advance, net of any repayments or prepayments thereon.

(c)In the event of a sale, transfer or other disposition by an September 2014 Subscriber of all or any portion of the September 2014 Advances, the September 2014 Warrants or all or any portion of its commitment under the September 2014 Loan Agreement to make an September 2014 Advance (each September 2014 Advance, each September 2014 Warrant, each commitment under the September 2014 Loan Agreement to make an September 2014 Advance and any September 2014 PIK Securities are each referred to herein as an

“September 2014 Asset” and, collectively, as the “September 2014 Assets”) to an unaffiliated third party which would cause such September 2014 Subscriber to hold less than twenty-seven percent (27%) of its original interest in any September 2014 Asset (the “Minimum September 2014 Retained Original Interest”), such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of such September 2014 Subscriber hereunder, provided, however, only in respect of such portion of the percentage of the September 2014 Asset so acquired by the transferee as relates to the shortfall in such September 2014 Subscriber’s Minimum September 2014 Retained Original Interest; provided, however that in the event of a sale, transfer or other disposition by an September 2014 Subscriber of all or any portion an September 2014 Asset to Harbinger or any of its Entity Affiliates, such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of an September 2014 Subscriber hereunder related to the percentage of the September 2014 Asset so acquired; provided, further that the required assumption of the obligations of an September 2014 Subscriber under this Section 6.11.1(c) shall not apply in the case of a sale, transfer or other disposition by an September 2014 Subscriber to Pinnacle or its Entity Affiliates. An assumption of the obligations by a transferee as set forth in and required by this Section 6.11.1(c) shall be in writing in a form reasonably satisfactory to Pinnacle. For the avoidance of doubt, the obligation of a transferor to ensure that a transferee of an September 2014 Asset becomes subject to this Section 6.11.1(c) and assumes the obligations hereunder relating to such September 2014 Asset shall apply to successive sales, transfers and other dispositions of such September 2014 Asset and to subsequent transferors and transferees thereof, except in the case of a transfer to Pinnacle or its Entity Affiliates.

(d)The purchase price payable by Pinnacle (or its Entity Affiliates purchasing a part of an September 2014 Advance) to an September 2014 Subscriber for an assignment of a part of an September 2014 Advance under this Section 6.11.1 shall be an amount equal to one hundred percent (100%) of the original principal amount of the portion of such September 2014 Advance being assigned, net of any repayments or prepayments received by such September 2014 Subscriber as of immediately prior to the effective time of such assignment to Pinnacle or its Entity Affiliates. Such assignment shall exclude any and all accrued but unpaid interest on the original principal amount of such September 2014 Advance so assigned up to (but not including) the date of such assignment, which excluded interest shall continue to be payable by the Company to that September 2014 Subscriber.

(e)The parties shall consummate such assignment (including the assignments of September 2014 Warrants contemplated by Section 6.11.1(f) and of September 2014 PIK Securities contemplated by Section 6.11.1(g) by an September 2014 Subscriber to Pinnacle on a Business Day within fifteen (15) Business Days (or such shorter time as may be reasonably necessary under the circumstances, to the extent commercially practicable for Harbinger, but in any event, all legal and economic rights and benefits in connection with Pinnacle's rights hereunder shall be preserved as if such assignment had been so consummated in the event such assignment cannot be consummated within such shorter time) of the giving of such written notice of exercise by Pinnacle to the Harbinger Agent. The assigning September 2014 Subscriber or Pinnacle shall deliver to the Company the fully executed document(s) pursuant to which such assignment was effected, together with all information reasonably required by the Company to determine the appropriate future payments to be made by the Company to the assigning September 2014 Subscriber and Pinnacle in respect of such September 2014 Advance.

(f)The right of Pinnacle (together with its Entity Affiliates) to require an assignment from each September 2014 Subscriber of a part of any particular September 2014 Advance made by, or for and on behalf of, such September 2014 Subscriber pursuant to this Section 6.11.1 shall include the right of Pinnacle to acquire from each such September 2014 Subscriber on the date of such assignment, at no additional cost to Pinnacle, subject to compliance with Applicable Laws, the September 2014 Warrants issued to such September 2014 Subscriber in respect of such September 2014 Advance covering the number of Common Shares equal to:

(i)
(A)     the number of Common Shares covered by such September 2014 Warrant, in the aggregate, originally issued to such September 2014 Subscriber (as such number of Common Shares may be adjusted pursuant to the terms of such September 2014 Warrant), multiplied by

(B)	twenty-seven percent (27%);

(ii)multiplied by (1) the portion of such September 2014 Advance acquired by Pinnacle (and/or its Entity Affiliates) from such September 2014 Subscriber, divided by (2) the maximum portion of such September 2014 Advance that Pinnacle (and its Entity Affiliates) are entitled to acquire from such September 2014 Subscriber pursuant to Section 6.11.1(a) as of the date of such assignment (and, for the avoidance of doubt, Pinnacle and its Entity Affiliates shall remain entitled to acquire such September 2014 Warrants covering their full entitlement of Common Shares notwithstanding any repayment or prepayment of the associated September 2014 Advance);

(iii)multiplied by the Sliding September 2014 Adjustment in respect of such September 2014 Advance, if and as applicable;
provided, however, that, such September 2014 Warrants shall be assigned to Pinnacle and/or its Entity Affiliates notwithstanding that such assigned September 2014 Warrants have been exercised by the relevant September 2014 Subscriber in part prior to such assignment, and Pinnacle and/or its Entity Affiliates shall have the benefit of all remaining rights of such assigned September 2014 Warrants.
For the avoidance of doubt, any sales, transfers or other dispositions by Harbinger of any September 2014 Advances or September 2014 Warrants to any Persons other than Pinnacle and its Entity Affiliates shall not reduce the amount of September 2014 Warrants that Pinnacle or its Entity Affiliates are entitled to acquire pursuant to this Section 6.11.1(f).

(g)The right of Pinnacle (together with its Entity Affiliates) to purchase a part of each September 2014 Advance together with a portion of the associated September 2014 Warrants under this Section 6.11.1 shall include the right of Pinnacle (together with its Entity Affiliates) to acquire from each September 2014 Subscriber in respect of an September 2014 Advance, at the time of Pinnacle’s purchase of a portion of such September 2014 Advance and associated September 2014 Warrants, at a purchase price and on the timing set forth below, all Securities (other than the September 2014 Warrants themselves, which shall be included in the assignment of such September 2014 Advance and other than Common Shares issued upon exercise of the September 2014 Warrants not in contravention of the terms of this Agreement) received by, or accrued in favour of, each September 2014 Subscriber in respect of such September 2014 Advance or the associated September 2014 Warrants as dividends (including, without limitation, accrued but undeclared dividends) or other payments or distributions (excluding interest (whether paid or accrued and unpaid) on such September 2014 Advance up to (but not including) the date of such purchase by Pinnacle (or its Entity Affiliates)) since the time of completion of such September 2014 Advance (the “September 2014 PIK Securities”).

(h)Pinnacle shall pay the consideration for the September 2014 PIK Securities in respect of each September 2014 Advance for which Pinnacle has exercised its right pursuant to Section 6.11.1(g) by issuing one or more promissory notes to each September 2014 Subscriber in respect of such September 2014 Advance :

(i)with an aggregate principal amount equal to the value of such September 2014 PIK Securities;

(ii)bearing no interest;

(iii)with the term (with payment in full being due on the last day of the term) being a period of time equal to the earliest to occur of (A) five (5) years, (B) a bona fide sale by Pinnacle of such September 2014 PIK Securities to an unaffiliated third party, or any other liquidity event involving such September 2014 PIK Securities in which cash is received in full satisfaction of such September 2014 PIK Securities (including, but not limited to, a redemption in full for cash of such September 2014 PIK Securities by the Company), or (C) a bona fide sale by each of the September 2014 Subscribers of all, but not less than all, of the September 2014 Advances related to the September 2014 PIK Securities to an unaffiliated third party, or any other liquidity event involving such September 2014 Advances in which cash is received in full satisfaction of such September 2014 PIK Securities (including, but not limited to, a repayment in full for cash of such September 2014 Advances by the Company and termination of any further obligation to lend with respect thereto); and

(iv)which shall be secured by a first priority security interest, in form and substance reasonably satisfactory to Harbinger for and behalf of each of the September 2014 Subscribers, in such September 2014 PIK Securities.

(i)Each September 2014 Subscriber agrees, upon any exercise by Pinnacle or its Entity Affiliates of their right to acquire any September 2014 Assets of such September 2014 Subscriber, to transfer and assign good and marketable title to the relevant September 2014 Assets held by such September 2014 Subscriber to Pinnacle or its Entity Affiliates free and clear of any Liens. In the event that upon such exercise, in Pinnacle's reasonable determination, an September 2014 Subscriber is not able to assign good and marketable title to any relevant September 2014 Asset to Pinnacle or its Entity Affiliates free and clear of Liens (such subscriber in such case, a “Proposed September 2014 Subscriber Transferor”), then in addition to all other remedies at law and/or in equity that Pinnacle and/or its Entity Affiliates may have against such Proposed September 2014 Subscriber Transferor, upon Pinnacle's written notice to the Company (which notice shall state that Pinnacle had attempted to acquire September 2014 Assets from such Proposed September 2014 Subscriber Transferor identified in such notice in accordance with Section 6.11.1(a) and Section 6.11.1(f)), the following transactions shall be consummated so as to afford Pinnacle, to the maximum extent possible, the full benefit of its rights under Section 6.11.1:

(i)Pinnacle and/or its Entity Affiliates shall lend and the Company shall borrow from Pinnacle and/or its Entity Affiliates, on substantially the same terms and conditions as the September 2014 Advance (including with respect to maturity, interest rate and other terms), a principal amount equal to the portion of the Payment Amount (as such term is defined in the September 2014 Loan Agreement) of the September 2014 Advance that Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed September 2014 Subscriber Transferor (such loan, an “Alternate September 2014 Loan”), which shall be recorded as set forth in the September 2014 Loan Agreement and have the same effect as if Pinnacle or such Entity Affiliate had received an assignment of a portion of an September 2014 Advance from the Proposed September 2014 Subscriber Transferor as the September 2014 Subscriber under Section 6.11.1(a);

(ii)the Company agrees to apply all the cash proceeds of the Alternate September 2014 Loan promptly to prepay to such Proposed September 2014 Subscriber Transferor its respective portion of such September 2014 Advance that Pinnacle and/or its Entity Affiliates had intended to acquire from such Proposed September 2014 Subscriber Transferor;

(iii)the holder of an Alternate September 2014 Loan shall be entitled to its proportionate interest in all of the benefits and security afforded to the September 2014 Subscribers under and pursuant to the September 2014 Loan Agreement. The Company, Harbinger and each of Harbinger’s relevant Entity Affiliates agree to execute and deliver all instruments and agreements, and to consent to such registrations, as may be required in the opinion of Pinnacle, acting reasonably, to properly entitle Pinnacle to all of the rights it would otherwise have been entitled to receive as if the September 2014 Assets referable to the September 2014 Advance, as replaced by the Alternate September 2014 Loan, were assigned to Pinnacle by such Proposed September 2014 Subscriber Transferor;

(iv)the number of Common Shares covered by the associated September 2014 Warrant of such Proposed September 2014 Subscriber Transferor shall be automatically reduced, and without requirement of any action on the part of such Proposed September 2014 Subscriber Transferor, by the number of Common Shares that would have been covered by such September 2014 Warrant (or portion thereof) assigned to Pinnacle and/or its Entity Affiliates pursuant to Section 6.11.1(f), and the Company shall notify such Proposed September 2014 Subscriber Transferor of the calculation of such reduction, which calculation shall be conclusive absent manifest error;

(v)the Company agrees to and shall issue a warrant or warrants (each, an “Alternate September 2014 Warrant”) to Pinnacle or its Entity Affiliates, in form and substance substantially identical to the form of September 2014 Warrant issued to such Proposed September 2014 Subscriber Transferor (excluding any of the provisions as shall not be applicable to Pinnacle and its Entity Affiliates including, without limitation, any restriction on exercise and any automatic reduction in the shares covered by such warrant relating to PNK Prepayments) covering the number of Common Shares covered by the September 2014 Warrants Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed September 2014 Subscriber Transferor under Section 6.11.1(f). An Alternate September 2014 Warrant shall be an September 2014 Warrant for all purposes of this Agreement as if Pinnacle or such Entity Affiliate had received an assignment of all or a portion of an September 2014 Warrant from an September 2014 Subscriber under Section 6.11.1(f); and

(vi)for greater clarity, the references to “Proposed September 2014 Subscriber Transferor” in this Section 6.11.1(i) shall not include Pinnacle and/or its Entity Affiliates.

(j)Each September 2014 Subscriber agrees that, during the September 2014 Lookback Period, it shall not exercise any September 2014 Warrant associated with a particular September 2014 Advance it holds with respect to more than:

(i)the number of such September 2014 Subscriber’s original Common Share Entitlement then exercisable under such September 2014 Warrant (as adjusted pursuant to the terms of such September 2014 Warrant); minus

(ii)the product of:

(A)twenty-seven percent (27%) of such September 2014 Subscriber’s original Common Share Entitlement then exercisable under such September 2014 Warrant (as adjusted pursuant to the terms of such September 2014 Warrant); multiplied by

(B)the Sliding September 2014 Adjustment in respect of such September 2014 Advance, if and as applicable,
(the “September 2014 Unreserved Lookback Amount”).
Any attempted exercise by such September 2014 Subscriber of any portion of such September 2014 Warrant as relates to more than the September 2014 Unreserved Lookback Amount shall be null and void, of no force or effect whatsoever, and shall not be honoured by the Company.

(k)For purposes of this Section 6.11.1, in the event that an September 2014 Subscriber assigns or transfers all or any portion of its commitment under the September 2014 Loan Agreement to make an September 2014 Advance (other than to Pinnacle), the assigning or transferring September 2014 Subscriber and the assignee or transferee of such commitment (other than Pinnacle) shall be treated as one and the same September 2014 Subscriber, including without limitation for purposes of the calculations contemplated by this Section 6.11.1 and for purposes of the obligation to transfer September 2014 Assets to Pinnacle should Pinnacle exercise its right to acquire September 2014 Assets as contemplated herein.”

(d)
Sections 6.5(e), 6.6(e), 6.9(e), 6.10(e), 6.11(e), 6.12(e), 6.13(e) and 6.14(e) of the Shareholders Agreement are each amended by inserting the parenthetical “(or such shorter time as may be reasonably necessary under the circumstances, to the extent commercially practicable for Harbinger, but in any event, all legal and economic rights and benefits in connection with Pinnacle's rights hereunder shall be preserved as if such assignment had been so consummated in the event such assignment cannot be consummated within such shorter time)” after the phrase “on a Business Day within fifteen (15) Business Days” and before the phrase “of the giving of such written notice of exercise by Pinnacle to the Harbinger Agent” in each of such subsections.

(e)	The following definitions are added to section 7.1 (Certain Definitions) of the Shareholders Agreement in the appropriate alphabetical order:
“Alternate September 2014 Loan” has the meaning set forth in Section 6.11.1(i)(i).
“Alternate September 2014 Warrant” has the meaning set forth in Section 6.11.1(i)(v).
“First September 2014 Anniversary” means, with respect to any particular September 2014 Advance, the first anniversary of the date of completion of such September 2014 Advance.
“Minimum September 2014 Retained Original Interest” has the meaning set forth in Section 6.11.1(c).
“Proposed September 2014 Subscriber Transferor” has the meaning set forth in Section 6.11.1(i).
“September 2014 Advance” means a loan advance completed by an September 2014 Subscriber to the Company pursuant to the terms of the September 2014 Loan Agreement.
“September 2014 Asset” has the meaning set forth in Section 6.11.1(c).
“September 2014 Loan Agreement” means the Loan Agreement dated September ___, 2014, by and among the Company and the September 2014 Subscribers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“September 2014 Lookback Period” means, in respect of any particular September 2014 Advance, the period commencing on the date of completion of such September 2014 Advance, and ending on the Third September 2014 Anniversary of such September 2014 Advance, provided that such period as it applies to each September 2014 Subscriber shall be extended by any Funding Default Period referable to such September 2014 Subscriber.
“September 2014 PIK Securities” has the meaning set forth in Section 6.11.1(g).
“September 2014 Proportionate Amount” has the meaning set forth in Section 6.11.1(b)(i).
“September 2014 Subscriber” means (a) each of Harbinger II S.à r.l., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and (b) any Entity Affiliate of Harbinger II S.à r.l., Harbinger Capital Partners Master Fund I, Ltd., and Harbinger Capital Partners Special Situations Fund, L.P. who becomes a party to the September 2014 Loan Agreement in connection with its assumption of a portion of one or more September 2014 Advances.
“September 2014 Unreserved Lookback Amount” has the meaning set forth in Section 6.11.1(j).
“September 2014 Warrants” means the aggregate entitlement of the September 2014 Subscribers under the warrant certificate(s) issued by the Company to each September 2014 Subscriber in connection with an September 2014 Advance from time to time pursuant to section 4.4 of the September 2014 Loan Agreement, and, if issued, the Alternate September 2014 Warrants referable to such, referable, upon exercise of the warrants evidenced thereby, to a number of Common Shares up to the aggregate Common Share Entitlement(s) contained therein,
“Sliding September 2014 Adjustment” has the meaning set forth in Section 6.11.1(a)(ii).
“Sliding Proportionate September 2014 Amount” has the meaning set forth in Section 6.11.1(a)(ii).
“Third September 2014 Anniversary” means, with respect to any particular September 2014 Advance, the third anniversary of the date of completion of such September 2014 Advance.

(f)	The definition of “Common Share Entitlement” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

““Common Share Entitlement” has the meaning set forth in each May 2013 Minimum Warrant, each Alternate May 2013 Warrant, each November 2013 Warrant, each Alternate November 2013 Warrant, each January 2014 Warrant, each Alternate January 2014 Warrant, each April 2014 Warrant, each Alternate April 2014 Warrant, each September 2014 Warrant and each Alternate September 2014 September Warrant, as applicable.”

(g)	The definition of “Fully Diluted Basis” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

““Fully Diluted Basis” means the aggregate number of Common Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares of any and all options (including the vested portion of such options, including the Pinnacle Option, but excluding any unvested portion of such options, including the Pinnacle Option), warrants (but excluding any outstanding warrants, including any outstanding May 2013 Minimum Warrants, November 2013 Warrants, January 2014 Warrants, April 2014 Warrants and September 2014 Warrants to the extent not yet exercisable on the date of any relevant determination of the number of Common Shares on a “Fully Diluted Basis”) and convertible or exchangeable securities issued by the Company (excluding the November 2013 Advances, the January 2014 Advances and the April 2014 Advances), in accordance with their respective terms.”

(h)	The definition of “PNK Prepayment” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

““PNK Prepayment” has the meaning set forth in the Backstop Loan Agreement, the May 2013 Loan Agreement, the November 2013 Loan Agreement, the January 2014 Loan Agreement, the April 2014 Loan Agreement, and the September 2014 Loan Agreement, as the context may require.”
3.    No Other Changes. Except as set forth in this Amendment, the Shareholders Agreement shall remain in full force and effect without any further changes or modifications.
4.    Governing Law. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction. Each party submits to the exclusive jurisdiction of the Supreme Court of the Province of British Columbia for the purposes of all legal actions and proceedings arising out of or relating to this Amendment.
5.     Headings. The headings are for convenience only, do not form a part of this Amendment and are not intended to interpret, define or limit the scope, extent or intent of this Amendment or any of its provisions.
6.    Further Assurances. Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Amendment.

7.     Counterparts. This Amendment may be executed in as many counterparts as may be necessary and may be delivered by facsimile or electronically transmitted and each such counterpart will be deemed to be an original and such counterparts together will constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties, intending to be legally bound, have executed and delivered this Amendment as of the date first referenced above.

ASIAN COAST DEVELOPMENT (CANADA) LTD.	HARBINGER II S.À R.L.
Per: ___/s/ Stephen H. Shoemaker Name: Title:	Per: /s/ Nicolas Gerard Name: Nicolas Gerard Title: B manager
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Authorized Signatory
BLUE LINE ACDL, INC.	BREAKAWAY ACDL, INC.
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer
HARBINGER CHINA DRAGON INTERMEDIATE FUND, L.P., By: Harbinger Capital Partners II LP, its investment manager	CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD., By: Harbinger Capital Partners II LP, its investment manager
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer
GLOBAL OPPORTUNITIES BREAKAWAY LTD., By: Harbinger Capital Partners II LP, its investment manager	PNK DEVELOPMENT 18, LLC
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: ___________________________ Name: Title:

[Signature Page- First Amendment to the Fourth Amended and Restated Shareholders Agreement]

PNK DEVELOPMENT 18, LLC Per: __/s/ Carlos Ruisanchez Name: Carlos Rusianchez Title: Chief Financial Officer, Treasurer PNK DEVELOPMENT 31, LLC
Per: _/s/ Carlos Rusianchez Name: Carlos Ruisanchez Title: Executive Vice President, Chief Financial Officer, Treasurer

[Signature Page- First Amendment to the Fourth Amended and Restated Shareholders Agreement]